Lincoln MoneyGuard Market Advantage® 2024
The Lincoln National Life Insurance Company
Summary Prospectus for New Investors
XX XX, 2024

Lincoln Life Flexible Premium Variable Life Account M

This summary prospectus summarizes key features of the Lincoln MoneyGuard Market Advantage® 2024 Flexible Premium Variable Life Policy issued by us, The Lincoln National Life Insurance Company.
This Policy is available through third-party financial intermediaries who charge an advisory fee for their services.  The fee is paid directly to the third-party financial intermediary from the Owner. The advisory fee is in addition to Policy fees and expenses. We do not receive any portion of this fee.  Lincoln does not pay commissions to third-party financial intermediaries because such intermediaries receive compensation in connection with the Policy through a contract between the third-party financial intermediaries and the Owner.
Before you invest, you should review the prospectus, which contains more information about the Policy’s features, benefits, and risks. You can find the prospectus and other information about the Policy online at www.lfg.com/VULprospectus. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
The prospectus gives you information about the Policy that you should know before you decide to buy a Policy and make Premium Payments. You should also review the prospectuses for the funds and keep all prospectuses for future reference. All prospectuses and other shareholder reports will be made available on www.lfg.com/VULprospectus. If you wish to receive future shareholder reports in paper, free of charge, please call us at 1-800-487-1485, send an email request to CustServSupportTeam@lfg.com, or contact your registered representative. Your election to receive reports in paper will apply to all funds available under your Policy.
* * * * * * * * * * * *
YOU MAY CANCEL YOUR POLICY WITHIN THE RIGHT TO EXAMINE PERIOD WITHOUT PAYING FEES OR PENALTIES
If you are a new investor in the Policy, you may cancel your Policy within 10 days of receiving it without paying fees or penalties. In some states, this cancellation period may be longer. Upon cancellation, you will receive either a full refund of the amount you paid with your application or your total contract value. You should review the prospectus, or consult with your investment professional, for additional information about the specific cancellation terms that apply.
* * * * * * * * * * * *
Additional information about certain investment products, including variable life insurance policies, has been prepared by the Securities and Exchange Commission’s staff and is available at Investor.gov.
The Securities and Exchange Commission has not approved or disapproved the contract or passed upon the adequacy of this Summary Prospectus. Any representation to the contrary is a criminal offense.

SPECIAL TERMS
The following terms may appear in your prospectus and are defined below:
Accumulation Value (Total Account Value)—An amount equal to the sum of the Fixed Account Value, the Separate Account Value, and the Loan Account Value.
Attained Age—An Insured’s Issue Age (shown in the Policy Specifications) plus the number of completed Policy Years.
Beneficiary—The person(s) designated to receive the Death Benefit Proceeds.
Cash Value Accumulation Test—A provision of the Code that requires that the death benefit be sufficient to prevent the Accumulation Value from ever exceeding the net single Premium required to fund the future benefits under the Policy.
Cost of Insurance Charge—This charge is the portion of the Monthly Deduction designed to compensate the Company for the anticipated cost of paying death benefits in excess of the policy value. It is determined by multiplying the Policy's Net Amount at Risk by the Cost of Insurance rate.
Death Benefit Proceeds—The amount payable to the Beneficiary upon the death of the Insured. Loans, loan interest, Partial Surrenders, and overdue charges, if any, are deducted prior to payment of the Death Benefit Proceeds. Riders may impact the amount payable as Death Benefit Proceeds in your Policy.
Debt—The sum of all outstanding loans and accrued interest. May also be referred to as Indebtedness in your Policy.
Eligible Policy—A Policy with the Benefit Transfer Rider or another rider issued by us that allows the use of the policy’s Death Benefit Proceeds to purchase an additional death benefit and long-term care benefit under the Beneficiaries own Eligible Policy. The policy and rider must both be in-force to be considered an Eligible Policy.
Fixed Account—An allocation option under the Policy, which is a part of our General Account, to which we credit a guaranteed minimum interest rate.
Fixed Account Value—An amount equal to the value of amounts allocated or transferred to the Fixed Account, plus interest credited, and less any deductions or Partial Surrenders.
Full Surrender—The withdrawal of all applicable policy values.
Good Order—The actual receipt of the requested transaction in writing (or other form subject to our consent) along with all information and supporting legal documentation necessary to effect the transaction.
Grace Period—The period during which you may make Premium Payments (or repay Debt) to prevent Policy Lapse. That period is the later of (a) 31 days after the Grace Notice was mailed, and (b) 61 days after the Monthly Anniversary Day on which the Policy enters the Grace Period.
Indemnity Choice Option—Long-Term Care Benefits Rider – The owner elects an Indemnity benefit payment that will be paid each month during the claim occurrence without regard to the number of days of services received or the actual expenses incurred.
Insured—The person on whose life the Policy is issued.
Loan Account (Loan Collateral Account)—The account in which policy Debt accrues once it is transferred out of the Sub-Accounts and/or the Fixed Account. The Loan Account is part of our General Account.
Loan Account Value—An amount equal to any outstanding Policy Loans, including any interest charged on the loans. This amount is held in the Company's General Account.
Modified Endowment Contract (MEC)—A life insurance policy that meets the requirements of Section 7702 and fails the “7-Pay Test” of 7702A of the Code. If the policy is a MEC, withdrawals and loans from your Policy will be treated first as income and then as a recovery of Premium Payments.
Monthly Anniversary Day—The Policy Date and the same day of each month thereafter. If the day that would otherwise be a Monthly Anniversary Day is non-existent for that month, or is not a Valuation Day, then the Monthly Anniversary Day is the next Valuation Day. The Monthly Deductions are made on the Monthly Anniversary Day.

Monthly Deduction—The amount of the monthly charges for the Cost of Insurance Charge, the Administrative Fee, and charges for riders to your Policy.
Net Amount at Risk—The death benefit minus the greater of zero or the Accumulation Value. The Net Amount at Risk may vary with investment performance, Premium Payment patterns, and charges.
Net Premium Payment—An amount equal to the Premium Payment, minus the Premium Load.
Owner—The person or entity designated as Owner in the Policy Specifications unless a new Owner is thereafter named, and we receive written notification of such change.
Partial Surrender—A withdrawal of a portion of your policy values.
Planned Premium—The amount of periodic Premium (as shown in the Policy Specifications) you have chosen to pay the Company on a scheduled basis. This is the amount for which we send a Premium reminder notice.
Policy Anniversary—The same date (month and day) each Policy Year equal to the Policy Date, or the next Valuation Day if the Policy Anniversary is not a Valuation Day or is nonexistent for the year.
Policy Date—The date (shown on the Policy Specification pages) on which life insurance begins if the necessary Premium has been paid.
Policy Lapse—The day on which coverage under the Policy ends as described in the Grace Period.
Policy Loan—The amount you have borrowed against the Surrender Value of your Policy.
Policy Loan Interest—The charge made by the Company to cover the cost of your borrowing against your Policy.
Policy Specifications—The pages of the Policy which show your benefits, Premium, costs, and other policy information.
Policy Year—Twelve month period(s) beginning on the Policy Date and extending up to but not including the next Policy Anniversary.
Premium (Premium Payment)—The amount paid to us for a life insurance policy.
Premium Load—A deduction from each Premium Payment which covers certain policy-related state and federal tax liabilities as well as a portion of the sales expenses incurred by the Company.
Purchase Date—The date we approve a Beneficiary’s Election to use Death Benefit Proceeds, under the Benefit Transfer Rider or a similar rider by us, to purchase the Rider Benefit or similar benefit under an Eligible Policy.
Reduction in Specified Amount—A decrease in the Specified Amount of your Policy.
Reimbursement Option—Long-Term Care Benefits Rider – The owner elects to receive benefit payments based on receipts for Covered Services that are submitted during the claim occurrence. The total benefit payments in any month cannot be greater than the Maximum Monthly LTC Benefit Amount for the Reimbursement Option.
Rider Benefit—A death benefit and long-term care benefit purchased under the Benefit Transfer Rider.
Right to Examine Period—The period during which the Policy may be returned to us for cancellation.
Specified Amount (Initial Specified Amount)—The amount chosen by you which is used to determine the amount of death benefit and the amount of rider benefits, if any. The Specified Amount chosen at the time of issue is the “Initial Specified Amount”. The Specified Amount may be increased or decreased after issue if allowed by and described in the Policy.
Sub-Account(s)—Divisions of the Separate Account created by the Company to which you may allocate your Net Premium Payments and among which you may transfer Separate Account Values.
Surrender Charge—The charge we may make if you request a Full Surrender of your Policy or request a Reduction in Specified Amount. The Surrender Charge is in part a deferred sales charge and in part a recovery of certain first year administrative costs. A schedule of Surrender Charges is included in each Policy.
Surrender Value—An amount equal to the Accumulation Value less any applicable Surrender Charge, less Debt.
Underlying Fund—The mutual fund the shares of which are purchased for all amounts you allocate or transfer to a Sub-Account.
Valuation Day—Each day on which the New York Stock Exchange is open and trading is unrestricted.
Valuation Period—The time between Valuation Days.

Variable Accumulation Unit—A unit of measure used in the calculation of the value of each Sub-Account.

IMPORTANT INFORMATION YOU SHOULD CONSIDER ABOUT THE POLICY
	FEES AND EXPENSES			Location in Prospectus
Charges for Early Withdrawals
For a Full Surrender or Partial Surrender, for up to XX years from the date of the Policy and up to XX years from each increase in Specified
Amount, you could pay a Surrender Charge of up to $XX (XX%) per
$1,000 of the Specified Amount.
For example, if your Policy has a face amount of $100,000 and you
Surrender your Policy or take an early withdrawal, you could be assessed a charge of up to $XX.
•Policy Charges and Fees
Transaction Charges
In addition to Surrender Charges, you may also be charged for other transactions, such as when you make a Premium Payment, transfer
Policy Value between Sub-Accounts, take a Partial Surrender or exercise certain benefits.
•Policy Charges and Fees
Ongoing Charges (annual charges)
•In addition to Surrender Charges and transaction charges, there are certain ongoing fees and expenses that are charged annually, monthly or daily.
•These fees include the Cost of Insurance Charge under the Policy, optional benefit charges, administrative fees, mortality and expense risk charges and Policy Loan interest.
•Certain fees are set based on characteristics of the Insured (e.g., age, gender, and rating classification). You should review your Policy
Specifications page for rates applicable to you.
•Owners will also bear expenses associated with the Underlying Funds under the Policy, as shown in the following table:
•Policy Charges and Fees
	Annual Fee	Minimum	Maximum
	Underlying Fund Fees and Expenses*	XX%	XX%
*As a percentage of Underlying Fund assets.
	RISKS			Location in Prospectus
Risk of Loss	You can lose money by investing in the Policy, including loss of principal.			•Principal Risks of Investing in the Policy
Not a Short- Term Investment
•This Policy is not a short-term investment vehicle and is not appropriate for an investor who needs ready access to cash.
•Surrender Charges apply for up to XX years from the Policy Date and
XX years from the date of any increase in your Specified Amount.
•Any charges may reduce the value of your Policy and death benefit.
•Tax deferral is more beneficial to investors with a long-time horizon.
•Principal Risks of Investing in the Policy •Policy Charges and Fees

	RISKS	Location in Prospectus
Risks Associated with Investment Options
•An investment in the Policy is subject to the risk of poor investment performance of the Underlying Funds.
•Each Underlying Fund (including any Fixed Account investment option)
has its own unique risks. You should review each Underlying Fund’s prospectus before making an investment decision.
•Principal Risks of Investing in the Policy
Insurance Company Risks
•Any obligations, guarantees, and benefits of the contract are subject to the claims-paying ability of Lincoln Life. If Lincoln Life experiences financial distress, it may not be able to meet its obligations to you.
More information about Lincoln Life, including its financial strength ratings, is available upon request from Lincoln Life or by visiting
https://www.lfg.com/public/aboutus/investorrelations/
financialinformation.
•You may obtain our audited statutory financial statements, any unaudited statutory financial statements that may be available as well as ratings information by visiting our website at www.lfg.com/
VULprospectus.
•Principal Risks of Investing in the Policy •Lincoln Life, the Separate Account and the General Account
Policy Lapse
•Sufficient Premiums must be paid to keep your Policy in force. There is a risk of lapse if Premiums are too small in relation to the insurance amount and if investment results of the Sub-Accounts you have chosen are adverse or are less favorable than anticipated.
•While there is no cost to reinstate your Policy we must receive a payment sufficient to keep your Policy and any reinstated riders in force for at least two months after the date of reinstatement.
•Outstanding Policy Loans (plus interest) and Partial Surrenders will increase the risk of lapse. The death benefit will not be paid if the
Policy lapses.
•Principal Risks of Investing in the Policy •Lapse and Reinstatement
	RESTRICTIONS	Location in Prospectus
Investments
•We reserve the right to charge for each transfer between Sub-
Accounts in excess of 24 transfers per year.
•We reserve the right to add, remove, or substitute Sub-Accounts as investment options under the Policy, subject to state or federal laws and regulations. An Underlying Fund may be merged into another
Underlying Fund. An Underlying Fund may discontinue offering their shares to the Sub-Accounts.
•We impose Allocation Requirements to reduce the risk of investment losses that may require us to use our own assets to make guaranteed payments under the Value Protection Rider and to make payments that would not be required in the absence of this Rider’s provisions. Please see Appendix B: Current Investment Restrictions for Optional Benefits
•Transfer Fee •Sub-Account Availability and Substitution of Funds •Value Protection Rider

	RESTRICTIONS	Location in Prospectus
Optional Benefits
•Riders may alter the benefits or charges in your Policy. Rider availability and benefits may vary by state of issue or selling broker-
dealer and their election may have tax consequences. Riders may have restrictions or limitations, and we may modify or terminate a rider, as allowed. If you elect a particular rider, it may restrict or enhance the terms of your policy, or restrict the availability or terms of other riders or Policy features.
•Riders
	TAXES	Location in Prospectus
Tax Implications
•You should always consult with a tax professional to determine the tax implications of an investment in and payments received under the
Policy.
•There is no additional tax benefit to you if the Policy is purchased through a tax-qualified plan or individual retirement account (IRA).
•Withdrawals will be subject to ordinary income tax, and may be subject to tax penalties.
•Tax Issues
	CONFLICTS OF INTEREST	Location in Prospectus
Investment Professional Compensation
•Your registered representative may receive compensation for selling the Policy to investors.
•These registered representatives may have a financial incentive to offer or recommend the Policy over another investment for which the registered representative is not compensated (or compensated less).
•Registered representatives may be eligible for certain cash and non-
cash benefits. Cash compensation includes bonuses and allowances based on factors such as sales, productivity and persistency. Non-
cash compensation includes various recognition items such as prizes and awards as well as attendance at, and payment of the costs associated with attendance at, conferences, seminars and recognition trips, and also includes contributions to certain individual plans such as pension and medical plans.
•Distribution of the Policies and Compensation
Exchanges
Some investment professionals may have a financial incentive to offer you a new contract in place of the one you already own. You should only exchange your Policy if you determine, after comparing the features, fees, and risks of both policies, that it is preferable for you to purchase the new policy rather than continue to own the existing policy.
•Change of Plan (located in the SAI)

OVERVIEW OF THE POLICY
What is the purpose of the Policy?
Lincoln MoneyGuard Market Advantage® 2024 is a flexible premium variable life insurance policy. The primary purpose is to provide Policy Owners with death benefit protection and help to cover qualified long-term care expenses. In exchange for your Premium Payments, upon the death of the Insured, we will pay the Beneficiary a death benefit. For Policy Owners who need death benefit protection, the Policy can also be a helpful financial tool for financial and investment planning.
The Policy may not be appropriate if you do not have a long-term investment time horizon. Although Policy Owners have access to their money at any time, it is not intended for people who may need to make frequent withdrawals or access their money within a short time frame, as such withdrawals can reduce the level of death benefit protection.
When do I have to pay Premiums and how do they get invested?
After the initial minimum Premium Payment is made, there is no minimum Premium required except to keep the Policy in force. You may generally select and vary the frequency and the amount of any Premium Payments up to the Insured’s Attained Age of 121.
After we deduct the Premium Load from your Premium Payment, we allocate your Net Premium Payment at your direction among the Policy’s Sub-Accounts and/or Fixed Account. For monies allocated to the Sub-Account, we use your Premium Payments to purchase shares of funds that follow investment objectives similar to the investment objectives of the corresponding Sub-Account. We refer to these funds as “Underlying Funds,” and they are collectively known as the Elite Series. More information about the Underlying Funds can be found at the back of this prospectus. Comprehensive information on the funds may be found in the funds’ prospectuses which are available online at www.lfg.com/VULprospectus. You can also obtain this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
Although Premium Payments are not required, from time to time, there may be insufficient value to cover the Policy’s Monthly Deductions. If this happens, a Premium Payment will be needed in order to ensure the Policy’s Surrender Value is sufficient to pay the Monthly Deductions. If a Premium Payment is not made, the Policy will lapse.
What are the primary features and options that the Policy Offers?
Death Benefit Protection. Upon the death of the Insured, we will pay your designated Beneficiary a death benefit while this Policy remains in force. See the Death Benefit section of this prospectus for more information.
Access to Policy Values through Surrenders and Withdrawals. You may request a Full Surrender of your Policy, and we will pay you its Surrender Value. You may also request Partial Surrender, which is a portion of the Surrender Value. You may incur a Surrender Charge if you request a Full Surrender or request a Partial Surrender.
Loans. You may take a loan on the Policy, which is subject to interest. See the Policy Loan section of this prospectus for more information.
Transfers. Generally, you may transfer funds among the Sub-Accounts and the Fixed Account. We also offer two automated transfer programs: Dollar Cost Averaging and Automatic Rebalancing. These transfers do not count against the free transfers available. You may incur an additional fee for transfers in excess of 24 transfers in any Policy Year.
Tax Treatment. Variable life insurance policies have significant tax advantages under current tax law. Policy values accumulate on a tax-deferred basis until withdrawn, and transfers from one Sub-Account to another or to the Fixed

Account generate no current taxable gain or loss. There may be adverse tax consequences (i.e. a 10% tax penalty) in the event of a Surrender or Partial Withdrawal if the Owner is under the age of 59½.
Additional Benefits. There are several additional benefits you may add to your Policy by way of riders, including benefits that accelerate the payment of your death benefit under certain circumstances or help manage the risk of Policy Lapse. For example, with respect to Policy Lapse, the Policy offers (a) the Long-Term Care Benefits Rider which provides benefits after Policy Lapse subject to the conditions outlined in your Policy and (b) the Value Protection Rider that provides a level of protection against market down turns for accrued long-term care benefits, if certain conditions are met. An additional charge may apply if you elect a rider. The riders available with this Policy are listed in the Riders section of this prospectus.
STANDARD DEATH BENEFITS
The “Death Benefit Proceeds” is the amount payable to the Beneficiary upon the death of the Insured. Loans, loan interest, Partial Surrenders, and overdue charges (such as Monthly Deductions), if any, are deducted from the Death Benefit Proceeds prior to payment. The Long-Term Care Benefits Rider and the Value Protection Rider, may impact the amount payable as Death Benefit Proceeds in your Policy. The annual statement you receive will show whether or not the No-Lapse Provision is maintaining your Policy in force.
Death Benefit Proceeds
The Death Benefit Proceeds payable upon the death of the Insured will be the greater of:
1)
the Specified Amount on the date of the death of the Insured, less any Debt;
2)
an amount equal to the Accumulation Value on the date of death multiplied by the applicable percentage shown in the Corridor Percentages Table in the Policy Specifications, less any Debt. (Please note that the investment performance of the Sub-Accounts you have chosen will impact the Accumulation Value and therefore may affect the amount of Death Benefit Proceeds payable.); or
3)
the residual death benefit described in the Long-Term Care Benefits Rider, if that rider is in force on the date of the Insured’s death.
Death Benefit Qualification Test
This Policy is designed to provide a death benefit that qualifies under the “Cash Value Accumulation Test” (“CVAT”) as defined in Section 7702 of the Internal Revenue Code of 1986 as amended (“Code”). The Cash Value Accumulation Test requires that the death benefit be sufficient to prevent the Accumulation Value from ever exceeding the “Net Single Premium” required to fund the future benefits under the Policy. (The “Net Single Premium” is calculated in accordance with Section 7702 of the Code and is based on the Insured’s age, risk classification and gender.) At any time the Accumulation Value is greater than the Net Single Premium for the proposed death benefit, the death benefit will be automatically increased by multiplying the Accumulation Value by a percentage that is defined as $1,000 divided by the Net Single Premium. A table of the applicable percentage factors will be included as a part of the Policy Specifications when you receive your Policy.
Payment of Death Benefit Proceeds
Proof of death should be furnished to us at our Administrative Office as soon as possible after the death of the Insured. This notification must include a certified copy of an official death certificate, a certified copy of a decree of a court of competent jurisdiction as to the finding of death, or any other proof satisfactory to us.
After receipt at our Administrative Office of proof of death of the Insured and any other necessary claims requirements, the Death Benefit Proceeds will be paid. The proceeds will be paid in a lump sum or in accordance with any settlement option selected by the Owner or the Beneficiary. Payment of the Death Benefit Proceeds may be delayed if your Policy is contested or if Separate Account Values cannot be determined.
Every state has unclaimed property laws which generally declare property, including monies owed (such as death benefits) to be abandoned if unclaimed or uncashed after a period (typically three to five years) from the date the property is intended to be delivered or date the death benefit is due and payable. For example, if the payment of a death benefit has been triggered and, if after a thorough search, we are still unable to locate the Beneficiary of the death benefit, or the Beneficiary does not come forward to claim the death benefit in a timely manner, the death benefit will be paid to the abandoned property division or unclaimed property office of the state in which the Beneficiary or the Owner last resided, as shown on our books and records, or to our state of domicile. This “escheatment” is revocable, however, and the state is obligated to pay the death benefit (without interest) if your Beneficiary steps forward to claim it with the proper documentation. To prevent such escheatment, it is important that you contact us and update your Beneficiary designations, including addresses, if and as they change.
OTHER BENEFITS AVAILABLE UNDER THE POLICY
In addition to the Death Benefit under the Policy, other standard and optional benefits may also be available to you. The following table summarizes information about those benefits. Information about the fees associated with each benefit included in the table may be found in the Fee Table.
Name of Benefit	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Long-Term Care Benefits Rider	Provides benefit payments for the Indemnity Choice Option, and/or to reimburse expenses incurred by the Insured for Covered Services.	Standard
•Amounts we pay and/or reimburse are subject to a
monthly maximum dollar amount each calendar
month.
•Availability is subject to underwriting criteria
(including age and state of health) at time of Policy
purchase only.
•The long-term care services must meet conditions of
the Rider to qualify for reimbursement.

Benefit Transfer Rider	Provides Beneficiary(ies) of an Eligible Policy the option to use all or a portion of the Death Benefit Proceeds as a single premium to purchase, without underwriting Rider Benefit.	Standard
•The Insured under this Policy must be the Beneficiary
of an Eligible Policy, and must make the election to
purchase Rider Benefit under this Rider at the time
they make their election of settlement option under
such Eligible Policy.
•The Insured under this Policy must be no less than
attained age 50 and no more than attained age 120 on
the Purchase Date.
•The LTC Benefit Limit under the Long-Term Care
Benefits Rider attached to the Policy must be greater
than zero on the Purchase Date.
•The Insured under this Policy must be living on the
Purchase Date.

Name of Benefit	Purpose	Standard or Optional	Brief Description of Restrictions/Limitations
Value Protection Rider	Provides lapse protection if certain conditions are met. Also provides a level of protection against market down turns for accrued long- term care benefits.	Standard
•Lapse protection is subject to meeting the Premium
Payment requirements of the No-Lapse Premium
Test.
•Maintaining Automatic Rebalancing on a quarterly
basis complying with the allocation requirements
described in the prospectus is required to keep this
rider in force.

Automatic Rebalancing	To periodically restore Sub-Account exposure to a pre- determined level selected by the policyholder to reduce potential risk of exposure to market volatility.	Standard	•Must be active to maintain the Value Protection Rider (see Riders). •Is only available on a quarterly basis.
Dollar Cost Averaging
An investment
strategy that divides
up the total amount
to be invested in one
or more Sub-
Accounts over a
specified period of
time. This averages
the purchase cost of
the assets over time
and helps to reduce
the potential impact
of market volatility.
Optional
•Available at Policy purchase only.
•In effect for 1st Policy Year or until funds are all
moved.
•Moves money from Fixed Account or Money Market
Sub-Account to other Sub-Accounts.
•Cannot move money to the same account money is
being taken from.
•Automatically moves to Automatic Rebalancing after
1st year.

BUYING THE POLICY
Premiums
You may select and vary the frequency and the amount of Premium Payments and the allocation of Net Premium Payments. After the initial Premium Payment is made there is no minimum Premium required, except to keep the Policy in force. Premium Payments may be required from time to time in order to insure that the Surrender Value of the Policy is sufficient to pay the Monthly Deductions. Otherwise, the Policy will lapse. (See the “Lapse and Reinstatement” section of this prospectus). Premiums may be paid any time before the Insured attains age 121, subject to our right to limit the amount or frequency of additional Premium Payments. (See the “Planned Premiums; Additional Premiums” section of this prospectus).
The initial Premium must be paid for policy coverage to be effective.
Allocation of Net Premium Payments
Your “Net Premium Payment” is the portion of a Premium Payment remaining after deduction of the Premium Load. The Net Premium Payment is available for allocation to the Sub-Accounts and the Fixed Account.

You first designate the allocation of Net Premium Payments among the Sub-Accounts and Fixed Account on a form provided by us for that purpose. Net Premium Payments will be allocated on the same basis as the initial Net Premium Payment unless we are instructed otherwise, in writing. You may change the allocation of Net Premium Payments among the Sub-Accounts and Fixed Account at any time.
The amount of Net Premium Payments allocated to the Sub-Accounts and Fixed Account must be in whole percentages and must total 100%. We credit Net Premium Payments to your Policy as of the end of the “Valuation Period” in which it is received in Good Order at our Administrative Office. Premium Payments received from you or your broker-dealer in Good Order at our Administrative Office prior to the close of the New York Stock Exchange (normally 4:00 p.m., Eastern time on a business day), will be processed using the accumulation unit value computed on that Valuation Date. Premium Payments received in Good Order after market close will be processed using the accumulation unit value computed on the next Valuation Date. Premium Payments submitted to your registered representative will generally not be processed by us until they are received from your representative’s broker-dealer. Premium Payments placed with your broker-dealer after market close will be processed using the accumulation unit value computed on the next Valuation Date. There may be circumstances under which the New York Stock Exchange may close early (prior to 4:00 p.m., Eastern time). In such instances, Premium Payments received after such early market close will be processed using the accumulation unit value computed on the next Valuation Date.
The Valuation Period is the time between “Valuation Days”. A Valuation Day is every day on which the New York Stock Exchange is open and trading is unrestricted. Your policy values are calculated on every Valuation Day.
Planned Premiums; Additional Premiums
Planned Premiums are the amount of periodic Premium (as shown in the Policy Specifications) you choose to pay the Company on a scheduled basis. This is the amount for which we send a Premium reminder notice. We reserve the right to stop sending Premium reminder notices if no Premium Payment has been made within XX Policy Years. Premium Payments may be billed annually, semi-annually, or quarterly. You may arrange for monthly pre-authorized automatic Premium Payments at any time.
In addition to any Planned Premium, you may make additional Premium Payments. These additional payments must be sent directly to our Administrative Office, and will be credited when received by us.
Unless you specifically direct otherwise, any payment received (other than any Premium Payment necessary to prevent, or cure, Policy Lapse) will be applied as Premium and will not repay any outstanding loans. There is no Premium Load on any payment which you specifically direct as repayment of an outstanding loan.
You may increase Planned Premiums, or pay additional Premiums, subject to certain limitations. We reserve the right to limit the amount or frequency of additional Premium Payments. You may decrease Planned Premiums. However, doing so will impact your policy values and may impact how long your Policy remains in force.
We may require evidence of insurability if any payment of additional Premium (including Planned Premium) would increase the difference between the death benefit and the Accumulation Value. If we are unwilling to accept the risk, your increase in Premium will be refunded without interest.
We may decline any additional Premium (including Planned Premium) or a portion of a Premium that would cause total Premium Payments to exceed the cumulative and annual limits established in this contract. The excess amount of Premium will be returned to you. We may accept alternate instructions from you to prevent your Policy from becoming a MEC. Refer to the section headed “Tax Issues” for more information.
HOW YOUR POLICY CAN LAPSE
If at any time:
1)
the Surrender Value of the Policy is insufficient to pay the Monthly Deduction, and

2)
the provisions of the Value Protection Rider are not preventing termination of the Policy, then all coverage will terminate. This is referred to as “Policy Lapse”.
The Surrender Value may be insufficient:
1)
because it has been exhausted by earlier deductions;
2)
as a result of poor investment performance;
3)
due to Partial Surrenders;
4)
due to Debt for Policy Loans; or
5)
because of a combination of any of these factors.
If we have not received your Premium Payment (or payment of Debt on Policy Loans) necessary so that the Surrender Value of your Policy is sufficient to pay the Monthly Deduction amount on a Monthly Anniversary Day, we will send a Grace Notice to you, or any assignee of record. The Grace Notice will state the amount of the Premium Payment (or payment of Debt on Policy Loans) that must be paid to avoid termination of your Policy.
If the amount stated in the Grace Notice is not paid to us within the Grace Period, then the Policy will terminate. The Grace Period is the later of (a) 31 days after the Grace Notice was mailed, and (b) 61 days after the Monthly Anniversary Day on which the Monthly Deduction could not be paid. If the Insured dies during the Grace Period, we will deduct any charges due to us from any death benefit that may be payable under the terms of the Policy.
Reinstatement of a Lapsed Policy
If your Policy has lapsed and the Insured has not died since lapse, you may reinstate your Policy within XX years of the Policy Lapse date, provided:
1)
it has not been surrendered;
2)
there is an application for reinstatement in writing;
3)
satisfactory evidence of insurability is furnished to us and we agree to accept the risk for the Insured;
4)
we receive a payment sufficient to keep your Policy and any reinstated riders in force for at least two months after the date of reinstatement; and
5)
any loan interest accrued during the Grace Period is paid and any remaining Debt is either paid or reinstated.
The reinstated Policy will be effective as of the Monthly Anniversary Day on or next following the date on which we approve your application for reinstatement. Surrender Charges will be based on the duration from the original Policy Date as though the Policy never lapsed. Your Accumulation Value at reinstatement will be the Net Premium Payment then made less all Monthly Deductions due. If a Policy Loan is being reinstated, the Policy's Accumulation Value at reinstatement will be the Accumulation Value on the date the Policy Lapsed plus the Net Premium Payment made less all Monthly Deductions due.
Note: The Value Protection Rider and Long-Term Care Benefits Rider will not be reinstated if the policy was lapsed for longer than 6 months.
MAKING WITHDRAWALS: ACCESSING THE MONEY IN YOUR POLICY
You may surrender your Policy at any time by submitting a written request for surrender. If you surrender your Policy, all coverage will automatically terminate and may not be reinstated. Consult your tax advisor to understand tax consequences of any surrender you are considering.
The Surrender Value of your Policy, which will never be less than zero, is the amount you can receive by surrendering the Policy. The Surrender Value is the Policy’s Accumulation Value less any Debt, less any applicable Surrender Charge.

Policy Debt includes loans under the Policy including any loan interest accrued but not yet charged.
If we receive a surrender or Partial Surrender request in Good Order at our Administrative Office before the close of the New York Stock Exchange (normally 4:00 p.m., Eastern time on a business day), we will process the request using the accumulation unit value computed on that Valuation Date.  If we receive a surrender or Partial Surrender request in our Administrative Office after market close, we will process the request using the accumulation unit value computed on the next Valuation Date.  There may be circumstances under which the New York Stock Exchange may close early (prior to 4:00 p.m., Eastern time). In such circumstances, surrenders or Partial Surrenders requested after such early market close will be processed using the accumulation unit value computed on the next Valuation Date.
Partial Surrender
You may make a Partial Surrender, withdrawing a portion of your policy values. A Partial Surrender reduces the Account Value by the amount of the requested Partial Surrender. You must request a Partial Surrender in writing. Partial Surrenders are subject to limitations as described below.
Limitations to Partial Surrenders are as follows:
•
Each Partial Surrender must be at least $XX;
•
The Surrender Value after any Partial Surrender must be equal to or greater than $XX; and
•
The Specified Amount remaining after the Partial Surrender must be greater than the Minimum Specified Amount shown on your Policy Specifications.
Partial Surrenders that exceed these limitations are not permitted. However, you may request a Full Surrender as described above.
The amount of the Partial Surrender will be withdrawn from the Fixed Account and/or Sub-Account(s) in the same proportion as the balances invested in the total of such account(s) as of the date on which the deduction is made. Any charges or fees for the Partial Surrender will be deducted from the Partial Surrender amount paid to you.
As of the end of the Valuation Day on which there is a Partial Surrender, the Accumulation Value and the Specified Amount will be reduced by the amount of the Partial Surrender.
Partial Surrender proceeds will generally be paid within seven days of our receipt of your request.
ADDITIONAL INFORMATION ABOUT FEES
The following tables describe the fees and expenses that you will pay when buying, owning, and surrendering or making withdrawals from the Policy. Please refer to your Policy Specifications for information about specific fees you will pay each year based on the options you have elected.
Transaction Fees
The first table describes the fees and expenses that you will pay at the time that you buy your Policy, surrender or make withdrawals from your Policy, or transfer cash value between Sub-Accounts.
Charge	When Charge is Deducted	Amount Deducted
Maximum Sales Charge Imposed on Premiums (Load)	When you pay a Premium	As a percentage of the Premium Payment paid:[1]
•XX% in all Policy Years
Premium Tax	When you pay a Premium	Inclusive of XX% charge for state premium and federal tax obligations

Charge	When Charge is Deducted	Amount Deducted
Maximum Surrender Charge (Load)*	When you take a Full Surrender or reduce the Specified Amount[2,3]	•Maximum charge: $XX per $1,000 of Specified Amount
•Maximum Charge for a Representative Insured (female, age 45, standard, in year one): XX per $1,000 of Specified Amount
Partial Surrender Fee	When a Partial Surrender is made	$XX per $1,000 withdrawn plus $XX
Transfer Fee	Applied to any transfer request in excess of 24 made during any Policy Year	$XX for each additional transfer
*
These charges and costs vary based on individual characteristics of the Insured. The charges and costs shown in the table may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges that would apply to you by requesting a personalized policy illustration from your registered representative.
1
The Maximum Sales Charge Imposed on Premiums is anticipated to cover the Company's costs for sales expenses and any policy-related state tax liabilities. Policy-related taxes imposed by states range from 0% to 5%. In considering policy-related state taxes component of the sales charge, the Company considers the average of the taxes imposed by the states rather than any taxes specifically imposed by the state in which the Owner resides. We use an average of XX% to account for state tax obligations.
2
During the life of the Policy, you may request one or more Partial Surrenders. Each must be at least $XX and after such Partial Surrender the Surrender Value of this Policy as of the end of the Valuation Period must be at least $XX.
3
For up to XX years from the Policy Date and up to XX years from the effective date of each increase in Specified Amount, a Surrender Charge, shown on your Policy Specifications, will be deducted at the time you effect a Full Surrender of your Policy. For up to XX years from the Policy Date or up to XX years from the effective date of each increase in Specified Amount, a Surrender Charge may be deducted at the time you effect a Reduction in Specified Amount.
Periodic Charges Other Than Annual Underlying Fund Fees and Operating Expenses
The next table describes the fees and expenses that you will pay periodically during the time that you own the Policy, not including Underlying Fund fees and operating expenses.
Charge	When Charge is Deducted	Amount Deducted
Base Contract Charges
Cost of Insurance*	Monthly	As a dollar amount per $1,000 of Net Amount at Risk[1]:
•Maximum: $XX per $1,000
•Minimum: $XX per $1,000
•Maximum Charge for a Representative Insured (female, age 45, standard non-tobacco, in year one): XX per $1,000

Charge	When Charge is Deducted	Amount Deducted
Mortality and Expense Risk Charge (“M&E”) A percentage of the value of the Separate Account calculated monthly.	Monthly	Maximum of XX% (effective annual rate)[1]
Maximum Asset Charge A percentage of the value of the Fixed Account and Loan Account, calculated monthly.	Monthly	Maximum of XX% (effective annual rate)[1]
Administrative Fee*	Monthly	For a period of longer than XX Policy Years or increase in Specified Amount, a monthly fee per $1,000:
•Maximum: $XX per $1,000
•Minimum: $XX per $1,000
•Maximum Charge for a Representative Insured (female, age 45, standard, non-tobacco): XX per $1,000
Policy Loan Interest	Annually	A percentage of the amount held in the Loan Account:[2]
•XX%
Optional Benefit Charges
Long-Term Care Benefits Rider* Base Charge Rate	Monthly	As a dollar amount per $1,000 of Base LTC Limit Value:
•Maximum: $XX per $1,000
•Minimum: $XX per $1,000
•Maximum Charge for a Representative Insured (male, age 45): $XX per $1,000
Long-Term Care Benefits Rider* Excess Charge Rate	Monthly	As a dollar amount per $1,000 of highest LTC Limit Value minus Base LTC Limit Value:
•Maximum: $XX per $1,000
•Minimum: $XX per $1,000
•Maximum Charge for a Representative Insured (male, age 45): $XX per $1,000
Benefit Transfer Rider Loan	Annually	A percentage of the Loan balance amount against the Rider’s Cash Surrender Value:
•XX%

*
These charges and costs vary based on individual characteristics of the Insured and Right to Purchase Optional Inflation Protection election shown in the Policy Specifications. The charges and costs shown in the table may not be representative of the charges and costs that a particular Owner will pay. You may obtain more information about the particular charges that would apply to you by requesting a personalized policy illustration from your registered representative.
1
Guaranteed at an effective annual rate of XX% in Policy Years 1-10 and XX% in Policy Years 11 and beyond.
2
Although deducted annually, interest accrues daily. As described in the section headed “Policy Loans”, when you request a Policy Loan, amounts equal to the amount of the loan you request are withdrawn from the Sub-Accounts and the Fixed Account in proportion to their respective values. Such amount is transferred to the Loan Account, which is part of the Company’s General Account. Amounts in the Loan Account are credited interest at an effective annual rate guaranteed not to be less than XX% in all Policy Years. Taking into account the Asset Charge, the net cost of your Policy Loan is XX% in Policy Years 1-10 and XX% in Policy Years 11 and beyond.
The next table shows the minimum and maximum total operating expenses charged by the Underlying Funds that you may pay periodically during the time that you own the Policy. A complete list of Underlying Funds available under the Policy, including their annual expenses, may be found in Appendix A: Funds Available Under the Policy.
Annual Fund Expenses	Minimum	Maximum
(expenses are deducted from fund assets, including management fees, distribution, and/or 12b-1 fees, and other expenses)	XX%	XX%*
*
The Total Annual Operating Expenses shown in the table do not reflect waivers and reductions. Refer to the Underlying Fund’s prospectus for specific information on any waivers or reductions in effect.

APPENDIX A: FUNDS AVAILABLE UNDER THE POLICY
The following is a list of Underlying Funds currently available under the Policy. Depending on the optional benefits you choose, you may not be able to invest in certain funds. If the Value Protection Rider is in effect, you may not be able to invest in certain Underlying Funds. Please see “Appendix B –Current Investment Restrictions for Optional Benefits – Value Protection Rider”.  More information about the Underlying Funds is available in the Fund’s prospectus, which may be amended from time to time and found online at www.lfg.com/VULprospectus. You can also request this information at no cost by calling 1-800-487-1485 or by sending an email request to CustServSupportTeam@lfg.com.
The current expenses and performance information below reflects fees and expenses of the fund, but does not reflect the other fees and expenses that your Policy may charge. Expenses would be higher and performance would be lower if these charges were included. Each fund’s past performance is not necessarily an indication of future performance.
Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/2023)
			1 year	5 year	10 year
Long-term growth of capital.	ClearBridge Variable Mid Cap Portfolio - Class I advised by Legg Mason Partners Fund Advisor, LLC	XX%	XX%	XX%	XX%
Long-term capital appreciation.	Delaware VIP® Emerging Markets Series - Standard Class[3]	XX%[2]	XX%	XX%	XX%
Capital Appreciation.	Delaware VIP® Small Cap Value Series - Standard Class[3]	XX%	XX%	XX%	XX%
Long-term capital appreciation.	Fidelity® VIP Contrafund® Portfolio - Initial Class	XX%	XX%	XX%	XX%
A balance between a high level of current income and growth of capital, with an emphasis on growth of capital. A fund of funds.	LVIP American Balanced Allocation Fund - Standard Class	XX%[2]	XX%	XX%	XX%
A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP American Growth Allocation Fund - Standard Class	XX%[2]	XX%	XX%	XX%
A high level of current income with some consideration given to growth of capital. A fund of funds.	LVIP American Income Allocation Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Capital Appreciation.	LVIP Baron Growth Opportunities Fund - Standard Class	XX%[2]	XX%	XX%	XX%
High total investment return.	LVIP BlackRock Global Allocation Fund - Standard Class	XX%[2]	XX%	XX%	XX%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/ 2023)
			1 year	5 year	10 year
To maximize real return, consistent with preservation of real capital and prudent investment management.	LVIP BlackRock Inflation Protected Bond Fund - Standard Class	XX%	XX%	XX%	XX%
Total return through a combination of current income and long-term capital appreciation.	LVIP BlackRock Real Estate Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Maximum current income (yield) consistent with a prudent investment strategy.	LVIP Delaware Bond Fund - Standard Class[3]	XX%	XX%	XX%	XX%
To maximize long-term capital appreciation.	LVIP Delaware Mid Cap Value Fund - Standard Class[3]	XX%	XX%	XX%	XX%
To maximize long-term capital appreciation.	LVIP Delaware Social Awareness Fund - Standard Class[3]	XX%	XX%	XX%	XX%
Long-term capital appreciation.	LVIP Dimensional International Core Equity Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Long-term capital appreciation.	LVIP Dimensional U.S. Core Equity 2 Fund - Standard Class	XX%	XX%	XX%	XX%
Current income while (i)maintaining a stable value of your shares (providing stability of net asset value) and (ii) preserving the value of your initial investment (preservation of capital).	LVIP Government Money Market Fund - Standard Class	XX%	XX%	XX%	XX%
Current income and some capital appreciation. A fund of funds.	LVIP JPMorgan Retirement Income Fund - Standard Class	XX%[2]	XX%	XX%	XX%
To provide investment results over a full market cycle that, before fees and expenses, are superior to an index that tracks global equities.	LVIP Loomis Sayles Global Growth Fund - Standard Class	XX%	XX%	XX%	XX%
Long-term capital appreciation.	LVIP MFS International Growth Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Capital Appreciation.	LVIP MFS Value Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Current income consistent with the preservation of capital.	LVIP Mondrian Global Income Fund - Standard Class	XX%[2]	XX%	XX%	XX%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/ 2023)
			1 year	5 year	10 year
Long-term capital appreciation as measured by the change in the value of fund shares over a period of three years or longer.	LVIP Mondrian International Value Fund - Standard Class	XX%[2]	XX%	XX%	XX%
To seek a high level of current income consistent with preservation of capital.	LVIP PIMCO Low Duration Bond Fund - Standard Class	XX%[2]	XX%	XX%	XX%
To match as closely as practicable, before fees and expenses, the performance of the Bloomberg U.S. Aggregate Index.	LVIP SSGA Bond Index Fund - Standard Class	XX%[2]	XX%	XX%	XX%
A high level of current income, with some consideration given to growth of capital. A fund of funds.	LVIP SSGA Conservative Index Allocation Fund - Standard Class	XX%[2]	XX%	XX%	XX%
To provide investment results that, before fees and expenses, correspond generally to the total return of the MSCI Emerging Markets Index that tracks performance of emerging market equity securities.	LVIP SSGA Emerging Markets Equity Index Fund - Standard Class	XX%[2]	XX%	XX%	XX%
To approximate as closely as practicable, before fees and expenses, the performance of a broad market index of non-U.S. foreign securities.	LVIP SSGA International Index Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Seek to approximate as closely as practicable, before fees and expenses, the performance of a broad market index that emphasizes stocks of mid-sized U.S. companies.	LVIP SSGA Mid-Cap Index Fund - Standard Class	XX%[2]	XX%	XX%	XX%
A balance between a high level of current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP SSGA Moderate Index Allocation Fund - Standard Class	XX%	XX%	XX%	XX%
A balance between high level of current income and growth of capital, with a greater emphasis on growth of capital. A fund of funds.	LVIP SSGA Moderately Aggressive Index Allocation Fund - Standard Class	XX%	XX%	XX%	XX%
To approximate as closely as practicable, before fees and expenses, the total rate of return of common stocks publicly traded in the United States, as represented by the S&P 500 Index.	LVIP SSGA S&P 500 Index Fund - Standard Class[4]	XX%	XX%	XX%	XX%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/ 2023)
			1 year	5 year	10 year
To provide investment results that, before fees and expenses, correspond generally to the price and yield performance of an index that tracks the short-term U.S. corporate bond market.	LVIP SSGA Short-Term Bond Index Fund - Standard Class	XX%[2]	XX%	XX%	XX%
To approximate as closely as practicable, before fees and expenses, the performance of the Russell 2000® Index, which emphasizes stocks of small U.S. companies.	LVIP SSGA Small-Cap Index Fund - Standard Class	XX%[2]	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income. A fund of funds.	LVIP T. Rowe Price 2020 Fund - Standard Class	XX%[2]	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income. A fund of funds.	LVIP T. Rowe Price 2030 Fund - Standard Class	XX%[2]	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income. A fund of funds.	LVIP T. Rowe Price 2040 Fund - Standard Class	XX%[2]	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income. A fund of funds.	LVIP T. Rowe Price 2050 Fund - Standard Class	XX%[2]	XX%	XX%	XX%
The highest total return over time consistent with an emphasis on both capital growth and income. A fund of funds.	LVIP T. Rowe Price 2060 Fund - Standard Class	XX%[2]	XX%	XX%	XX%
To maximize capital appreciation.	LVIP T. Rowe Price Structured Mid-Cap Growth Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Long-term capital appreciation. A fund of funds.	LVIP Vanguard Domestic Equity ETF Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Long-term capital appreciation. A fund of funds.	LVIP Vanguard International Equity ETF Fund - Standard Class	XX%[2]	XX%	XX%	XX%
Capital growth.	LVIP Wellington Capital Growth Fund - Standard Class	XX%[2]	XX%	XX%	XX%

Investment Objective	Fund and Adviser/Sub-adviser[1]	Current Expenses	Average Annual Total Returns (as of 12/31/ 2023)
			1 year	5 year	10 year
Capital Appreciation.	MFS® VIT II Core Equity Portfolio - Initial Class	XX%[2]	XX%	XX%	XX%
Capital Appreciation.	MFS® VIT New Discovery Series - Initial Class	XX%[2]	XX%	XX%	XX%
Balanced investment composed of a well- diversified portfolio of stocks and bonds which produce both capital growth and current income.	Putnam VT George Putnam Balanced Fund - Class IA	XX%	XX%	XX%	XX%
Income and capital appreciation. A fund of funds.	TOPS® Balanced ETF Portfolio – Service Class Shares advised by Valmark Advisers, Inc.	XX%	XX%	XX%	XX%
Capital Appreciation. A fund of funds.	TOPS® Moderate Growth ETF Portfolio – Service Class Shares advised by Valmark Advisers, Inc.	XX%	XX%	XX%	XX%
1
The name of the adviser or sub-adviser is not listed if the name is incorporated into the name of the Underlying Fund or the fund company.
2
This fund is subject to an expense reimbursement or a fee waiver arrangement. As a result, this fund’s annual expenses reflect temporary expense reductions. See the fund prospectus for additional information.
3
Investments in Delaware VIP Series, Delaware Funds, Ivy Variable Insurance Portfolios, Ivy Funds, LVIP Delaware Funds or Lincoln Life accounts managed by Macquarie Investment Management Advisers, a series of Macquarie Investments Management Business Trust, are not and will not be deposits with or liabilities of Macquarie Bank Limited ABN 46008 583 542 and its holding companies, including their subsidiaries or related companies, and are subject to investment risk, including possible delays in prepayment and loss of income and capital invested. No Macquarie Group company guarantees or will guarantee the performance of the series or funds or accounts, the repayment of capital from the series or funds or account, or any particular rate of return.
4
The Index is a product of S&P Dow Jones Indices LLC or its affiliates (“SPDJI”) and has been licensed for use by one or more of the portfolio’s service providers (licensee). S&P®, S&P 500®, US 500, The 500, iBoxx®, iTraxx® and CDX® are trademarks of S&P Global, Inc. or its affiliates (“S&P”); Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”); and these trademarks have been licensed for use by SPDJI and sublicensed for certain purposes by the licensee. The Index is not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates, none of such parties make any representation regarding the advisability of investing in such product(s) nor do they have any liability for any errors, omissions, or interruptions of the Index.

APPENDIX B: CURRENT INVESTMENT RESTRICTIONS FOR OPTIONAL BENEFITS – VALUE PROTECTION RIDER
You will not be able to allocate Accumulation Value without restriction among all of the Sub-Accounts that are available without losing this Rider. We impose Allocation Requirements to reduce the risk of investment losses that may require us to use our own assets to make guaranteed payments under the Value Protection Rider and to make payments that would not be required in the absence of this Rider’s provisions.
Tier 1
No restrictions or requirements exist on
Tier 1 Sub-Accounts or in the Fixed
Account if the total investment in Tier 3 is
zero. If there any investments in Tier 3,
then investments in Tier 1 Sub-Accounts
and/or in the Fixed Account must account
for at least 20% of the Accumulation
Value.
Tier 2 No restrictions or requirements exist on Tier 2 Sub-Accounts.	Tier 3 Any investment in any Tier 3 Sub-Accounts activates the 20% requirement in the Tier 1 Sub-Accounts and/or the Fixed Account.
•LVIP BlackRock Inflation Protected Bond
Fund
•LVIP Delaware Bond Fund
•LVIP Government Money Market Fund
•LVIP Mondrian Global Income Fund
•LVIP PIMCO Low Duration Bond Fund
•LVIP SSGA Bond Index Fund
•LVIP SSGA Short-Term Bond Index Fund

•LVIP American Balanced Allocation Fund
•LVIP American Growth Allocation Fund
•LVIP American Income Allocation Fund
•LVIP BlackRock Global Allocation Fund
•LVIP JPMorgan Retirement Income Fund
•LVIP SSGA Conservative Index Allocation
Fund
•LVIP SSGA Moderate Index Allocation
Fund
•LVIP SSGA Moderately Aggressive Index
Allocation Fund
•LVIP T. Rowe Price 2020 Fund
•LVIP T. Rowe Price 2030 Fund
•LVIP T. Rowe Price 2040 Fund
•LVIP T. Rowe Price 2050 Fund
•LVIP T. Rowe Price 2060 Fund
•Putnam VT George Putnam Balanced
Fund
•TOPS® Balanced ETF Portfolio
•TOPS® Moderate Growth ETF Portfolio

•ClearBridge Variable Mid Cap Portfolio
•Delaware VIP Emerging Markets Series
•Delaware VIP Small Cap Value Series
•Fidelity® VIP Contrafund® Portfolio
•LVIP Baron Growth Opportunities Fund
•LVIP BlackRock Real Estate Fund
•LVIP Delaware Mid Cap Value Fund
•LVIP Delaware Social Awareness Fund
•LVIP Dimensional International Core
Equity Fund
•LVIP Dimensional U.S. Core Equity 2
Fund
•LVIP Loomis Sayles Global Growth Fund
•LVIP MFS International Growth Fund
•LVIP MFS Value Fund
•LVIP Mondrian International Value Fund
•LVIP SSGA Emerging Markets Equity
Index Fund
•LVIP SSGA International Index Fund
•LVIP SSGA Mid-Cap Index Fund
•LVIP SSGA S&P 500 Index Fund
•LVIP SSGA Small Cap Index Fund
•LVIP T. Rowe Price Structured Mid-Cap
Growth Fund
•LVIP Vanguard Domestic Equity ETF Fund
•LVIP Vanguard International Equity ETF
Fund
•LVIP Wellington Capital Growth Fund
•MFS® VIT New Discovery Series
•MFS® VIT II Core Equity Portfolio

B-1

This initial summary prospectus incorporates by reference the prospectus and Statement of Additional Information (SAI) for the Policy, both dated XX XX, 2024, as may be amended or supplemented from time to time. The SAI may be obtained, free of charge, in the same manner as the prospectus.
SEC File Nos. 333-_______; 811-08557
EDGAR Contract Identifier C__________